FOLEY & LARDNER
777 East Wisconsin Avenue, Suite 3800 Milwaukee, Wisconsin 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foleylardner.com
November 20, 2003	CLIENT/MATTER NUMBER 052152-0263

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402

Ladies and Gentlemen:

        We have acted as counsel for Midwest Express Holdings, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of up to 5,000,000 shares of the Company’s common stock, $.01 par value (the “Common Stock”), issuable upon conversion of the Company’s $25,000,000 6.75% convertible senior secured notes (the “Notes”) in the manner set forth in the Prospectus. Each share of Common Stock will be accompanied by a Preferred Share Purchase Right (collectively, the “Rights”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of February 14, 1996, as amended, by and between the Company and American Stock Transfer & Trust Company, as successor to U.S. Bank, N.A. and Firstar Trust Company (the “Rights Agreement”).

        As of the date of this letter, the Company has issued Notes in the aggregate principal amount of $15,000,000, which are initially convertible into 3,000,000 shares of Common Stock. On November 21, 2003, the Company is holding a special meeting of shareholders to consider, among other things, approval of the issuance of additional Notes in the aggregate principal amount of $10,000,000 (the “Additional Notes”), which would initially be convertible into 2,000,000 shares of Common Stock, and approval of an amendment to the Company’s Restated Articles of Incorporation to increase the authorized shares of Common Stock. We understand that the Company will issue the additional Notes if, and only if, shareholders approve these matters by the requisite votes (collectively, “Shareholder Approval”).

        In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Restated Articles of Incorporation and By-laws, as amended to date; (iii) the Rights Agreement; (iv) certified resolutions of the Company’s Board of Directors authorizing the issuance of the shares of Common Stock subject to the Registration Statement, together with certain related matters; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Midwest Express Holdings, Inc.
November 20, 2003

        Based upon the foregoing, we are of the opinion that:

        1.        Assuming, with respect to the shares of Common Stock issuable pursuant to the Additional Notes, receipt of Shareholder Approval, the shares of Common Stock covered by the Registration Statement that are to be offered and sold from time to time by the Selling Shareholders have been duly authorized and, when such shares are issued in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law).

        2.        The Rights attached to the shares of Common Stock covered by the Registration Statement when issued pursuant to the terms of the Rights Agreement will be validly issued.

        We consent to the use of this opinion as an exhibit to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner FOLEY & LARDNER